Independent auditors' consent

The board and shareholders AXP Strategy Series, Inc.
   AXP Equity Value Fund
   AXP Focus 20 Fund
   AXP Small Cap Advantage Fund
   AXP Small Cap Growth Fund
   AXP Strategy Aggressive Fund

We consent to the use of our reports incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in Part A and "INDEPENDENT AUDITORS" in Part B of the Registration Statement.

/s/ KPMG LLP
KPMG LLP
Minneapolis, Minnesota
May 29, 2001